Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Elizabeth Schroeder
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES FIRST QUARTER FISCAL 2008 RESULTS

DALLAS, TX — October 31, 2007 — Tuesday Morning Corporation (NASDAQ: TUES) today reported that as previously announced, net sales for the first quarter of fiscal 2008 were $201.7 million compared to $194.4 million in previous year, an increase of $7.3 million or 3.7%. The increase is primarily due to an increase in sales from non-comparable stores of $13.8 million offset by a decrease in comparable store sales of 1.5%. The decrease in comparable store sales was comprised of a 0.7% decrease in traffic and a 0.8% decline in average ticket. Net income for the first quarter ended September 30, 2007 was $1.2 million or $0.03 per diluted share, compared to $3.2 million or $0.08 per diluted share last year, a decrease of $2.0 million or $0.05 per diluted share.

Kathleen Mason, President and Chief Executive Officer, stated, “We are positioned to meet our goal to profitably grow sales and produce positive operating cash flow in the second quarter.”

Net sales for the fiscal year 2008 (July 1, 2007 through June 30, 2008) are projected to be in the range of $987 million to $997 million. Diluted earnings per share for the same period are projected to be $0.85 to $0.90, with the assumption that comparable store sales are flat to positive 1.5%.

Tuesday Morning management will review first quarter fiscal 2008 financial results in a teleconference call on October 31, 2007 at 10:00 a.m. Eastern Time.

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About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 818 stores in 47 states. Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise...never seconds or irregulars...at prices well below those of department and specialty stores and catalogues.

This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently. You should carefully consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial positions, and our business outlook or state other “forward-looking” information.

Reference is hereby made to “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-KT for the six month period ended June 30, 2007 for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: uncertainties regarding our ability to open stores in new and existing markets and operate these stores on a profitable basis; conditions affecting consumer spending; inclement weather; changes in our merchandise mix; timing and type of sales events, promotional activities and other advertising; increased or new competition; loss or departure of one or more members of our senior management, as well as experienced buying and management personnel; an increase in the cost or a disruption in the flow of our products; seasonal and quarterly fluctuations; fluctuations in our comparable store results; our ability to operate information systems and implement new technologies effectively; our ability to generate strong cash flows from our operations; our ability to maintain internal control over financial reporting; and our ability to anticipate and respond in a timely manner to changing consumer demands and preferences. The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. We undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

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	Three Months Ended Sept. 30,
Tuesday Morning Corporation Consolidated Statement of Income (In thousands, except per share data)

	2007	2006
	(unaudited)

Net Sales	$201,656	$194,412
Cost of sales	125,947	121,348
Gross profit	75,709	73,064

Selling, general and administrative expenses	72,544	67,341

Operating income	3,165	5,723

Other income (expense):
Interest expense	(1,686)	(792)
Interest income	—	5
Other income (expense), net	378	174
Other income (expense)	(1,308)	(613)

Income before income taxes	1,857	5,110

Income tax expense	701	1,947

Net income	$1,156	$3,163

Earnings Per Share:
Net income per common share:
Basic	$0.03	$0.08
Diluted	$0.03	$0.08

Weighted average number of common shares:
Basic	41,440	41,392
Diluted	41,585	41,584

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets
(in thousands)	Sept. 30, 2007	Sept. 30, 2006	June 30, 2007
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,918	$8,906	$10,303
Inventories	346,017	302,533	288,791
Prepaid expenses and other assets	9,991	8,887	5,954
Deferred income taxes	—	5,071	1,211
Total current assets	367,926	325,397	306,259

Property and Equipment, net	82,432	86,888	83,776

Other long-term assets:
Deferred financing costs	654	556	704
Other assets	3,679	4,781	3,582

Total Assets	$454,691	$417,622	$394,321

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$74,000	$—	$26,500
Accounts payable	90,334	103,778	82,453
Accrued liabilities	32,555	31,119	31,223
Deferred income taxes	1,372	—	—
Income taxes payable	441	6,199	712
Total current liabilities	198,702	141,096	140,888

Revolving credit facility, excl. current portion	30,000	47,000	30,000
Deferred rent	4,542	4,571	4,534
Deferred income taxes	3,582	6,267	3,459
Total Liabilities	236,826	198,934	178,881

Stockholders’ equity	217,865	218,688	215,440
Total Liabilities and Stockholders’ Equity	$454,691	$417,622	$394,321

Tuesday Morning Corporation (continued)

Consolidated Statement of Cash Flows (in thousands)
	Sept. 30, 2007	Sept. 30, 2006

	(unaudited)
Net cash flows from operating activities:
Net income	$1,156	$3,163
Adjustments to reconcile net income to net
cash (used in) perating activities:
Depreciation and amortization	4,442	4,153
Amortization of financing fees	50	43
Deferred income taxes	2,706	—
Amortization of restricted stock compensation	50	—
Loss on disposal of fixed assets	169	111
Stock compensation expense	1,292	828
Other non-cash charges	66	(4)
Net change in operating assets and liabilities	(55,702)	(27,075)

Net cash used in operating activities	(45,771)	(18,781)

Net cash flows from investing activities:
Capital expenditures	(3,267)	(4,284)

Net cash used in investing activities	(3,267)	(4,284)

Net cash flows from financing activities:
Borrowings-revolving credit facility	82,500	68,500
Repayments-revolving credit facility	(35,000)	(42,500)
Change in cash overdraft	3,157	—
Proceeds from exercise of common stock options
and stock purchase plan purchases	(4)	205
Other	—	—

Net cash provided by financing act.	50,653	26,205

Net decrease in cash and cash equivalents	1,615	3,140

Cash and cash equivalents, beginning of period	10,303	5,766

Cash and cash equivalents, end of period	$11,918	$8,906